Exhibit 107
Calculation of Filing Fee Tables

Form S-8
(Form Type)

Globalstar, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title (1)	Fee Calculation Rule	Amount Registered (2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee
Equity	Voting Common Stock, $0.0001 par value per share	Rule 457(h)	37,623,894	$1.35	$50,792,256.90	0.00014760	$7,496.94
	Total Offering Amounts				$50,792,256.90		$7,496.94
	Total Fee Offsets						$—
	Net Fee Due						$7,496.94

1.The securities to be registered include options and rights to acquire Common Stock.

2.This registration statement also covers such indeterminable number of additional shares of Common Stock of the registrant as may become issuable with respect to any or all of such registered shares pursuant to the antidilution provisions of the plan.

3.The proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated solely for purposes of calculating the registration fee and are based, pursuant to Rule 457(h) under the Securities Act of 1933, upon the average of the high and low prices of the Common Stock on April 9, 2024, as reported on NYSE American.